UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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RADIANT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2007

Dear Shareholder:

This year’s annual meeting of shareholders of Radiant Systems, Inc. will be held on Wednesday, June 6, 2007 at 10:00 a.m., local time, at Radiant’s headquarters located at 3925 Brookside Parkway, Alpharetta, Georgia 30022. You are cordially invited to attend.

The notice of annual meeting and a proxy statement, which describe the formal business to be conducted at the annual meeting, follow this letter.

After reading the proxy statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you either date, sign and return the enclosed proxy card, or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

A copy of Radiant’s 2006 annual report is also enclosed for your information. It includes Radiant’s audited financial statements for the year ended December 31, 2006, as well as information on Radiant’s operations, markets, products and services.

We look forward to seeing you at the annual meeting.

Very truly yours,

/s/ John Heyman
John Heyman Chief Executive Officer

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 6, 2007

The annual meeting of shareholders of Radiant Systems, Inc. will be held on Wednesday, June 6, 2007 at 10:00 a.m., local time, at our headquarters located at 3925 Brookside Parkway, Alpharetta, Georgia 30022, for the following purposes:

(1)	To elect three Class II directors to serve until the 2010 annual meeting of shareholders, and until their successors are elected and qualified. The board of directors recommends that shareholders vote for its nominees.

(2)	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on April 16, 2007 will be entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements of the annual meeting.

A proxy statement and a proxy solicited by our board of directors are enclosed herewith. Shareholders are cordially invited to attend the annual meeting of shareholders. Whether or not you expect to attend the meeting in person, please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ John Heyman
John Heyman
Chief Executive Officer

Alpharetta, Georgia

April 27, 2007

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

JUNE 6, 2007

PROXY STATEMENT

Unless the context indicates otherwise, all references in this proxy statement to “we,” “us” and “our” refer to Radiant Systems, Inc. and its subsidiaries.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Radiant Systems, Inc. for its annual meeting of shareholders to be held on June 6, 2007, and any adjournments or postponements of such annual meeting, at the time and place and for the purposes set forth in the preceding notice of the annual meeting. The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by us. In addition to solicitations by mail, our officers and regular employees, at no additional compensation, may assist in soliciting proxies by telephone. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 27, 2007. The address of our principal executive offices is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

Our board of directors has designated Alon Goren and John H. Heyman, and each or either of them, as proxies to vote the shares of our common stock solicited on behalf of our board of directors. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the annual meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the annual meeting by delivering to our Corporate Secretary an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies that are returned properly executed and not revoked will be voted in accordance with the shareholder’s directions specified in such proxy. If no instructions are given, proxies will be voted for the election of the Class II directors nominated by our board of directors. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates, but will be counted as present for the purpose of determining the presence of a quorum for the transaction of business. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the voting for any matters described in this proxy statement. A majority of our outstanding shares of common stock will constitute a quorum for the transaction of business at the annual meeting.

The record of shareholders entitled to notice of, and to vote at, the annual meeting was taken on April 16, 2007. On that date, we had outstanding and entitled to vote 31,085,465 shares of common stock. Each outstanding share of common stock entitled to vote is entitled to one vote upon each matter submitted to a vote at any meeting of shareholders. All elections shall be determined by a plurality of the votes cast.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2007 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, each of our directors, each of our director nominees, each of our named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Alon Goren (2)	4,757,261	(3)	15.3%
John H. Heyman	799,480	(4)	2.5%
Andrew S. Heyman	478,934	(5)	1.5%
James S. Balloun	103,400	(6)	*
Mark E. Haidet	187,530	(7)	*
William A. Clement, Jr.	27,667	(8)	*
J. Alexander Douglas, Jr.	68,400	(9)	*
Michael Z. Kay	73,400	(10)	*
Donna A. Lee	—		*
Columbia Wanger Asset Management, L.P.	3,124,300	(11)	10.0%
A. Alex Porter	1,582,912	(12)	5.1%
All directors and executive officers as a group (9 persons)	6,496,072	(13)	20.0%

*	Less than 1% of outstanding shares.

(1)	“Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of April 16, 2007. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The business address of Alon Goren is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

(3)	Includes 271,711 shares subject to stock options that are currently exercisable. Includes 93,680 shares pledged as security.

(4)	Includes 519,044 shares subject to stock options that are currently exercisable. Includes 47,850 shares pledged as security.

(5)	Includes 438,619 shares subject to stock options that are currently exercisable.

(6)	Includes 80,900 shares subject to stock options that are currently exercisable.

(7)	Includes 180,607 shares subject to stock options that are currently exercisable.

(8)	Includes 26,667 shares subject to stock options that are currently exercisable.

(9)	Includes 68,400 shares subject to stock options that are currently exercisable.

(10)	Includes 73,400 shares subject to stock options that are currently exercisable.

(11)	Based on a Schedule 13G filed with the SEC on January 8, 2007 by Columbia Wanger Asset Management, L.P., which reported that the shares were also beneficially owned by Columbia Acorn Trust. We make no representation as to the accuracy or completeness of the information reported. The address of Columbia Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(12)

Based on a Schedule 13G filed with the SEC on February 1, 2007 by the group of A. Alex Porter, Paul Orlin, Geoffrey Hulme and Jonathan W. Friedland. We make no representation as to the accuracy or completeness of the information reported. The address reported by the group of Messrs. Porter, Orlin, Hulme and Friedland is 666 5th Avenue, 34th Floor, New York, New York 10103.

(13)	Includes 1,659,348 shares subject to stock options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors consists of seven directors, divided into three classes, with the members of each class serving for staggered three-year terms. The terms of the three Class II directors, James S. Balloun, John H. Heyman and Donna A. Lee, will expire at the annual meeting, and each of these directors has been nominated for reelection for a term expiring at our 2010 annual meeting of shareholders. Our board of directors recommends that you vote “for” the election of these nominees.

Each of the nominees has consented to being named in this proxy statement and to serve as one of our directors if elected. In the event that any director nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by our board of directors, but in no event will the proxy be voted for more than three nominees. The affirmative vote of a plurality of all votes cast at the meeting is required for the election of the three director nominees standing for election. We have no reason to believe that any director nominee will not serve if elected.

The following persons have been nominated for election to our board of directors as Class II directors to succeed themselves for a term of three years, expiring at the 2010 annual meeting of shareholders, and until their successors are elected and qualified:

James S. Balloun, age 68, retired as Chairman and Chief Executive Officer of Acuity Brands, Inc. on September 1, 2004, having served in those positions since November 2001. He is the former Chairman, President and Chief Executive Officer of National Service Industries, where he led the company for five years prior to the spin-off of Acuity Brands, Inc. in November 2001. Acuity Brands is a $2 billion manufacturer of lighting fixtures and cleaning chemicals. Mr. Balloun served as a director of McKinsey & Company, Inc. from 1976 until 1996. Mr. Balloun received an M.B.A. from Harvard Business School in 1965. He also holds a B.S. degree in industrial engineering from Iowa State University, 1960. Mr. Balloun has been one of our directors since April 1997. Mr. Balloun is a director of Unisen, Inc. and Enzymatic Deinking Technologies.

John H. Heyman, age 45, has served as our Chief Executive Officer since January 2002 and as one of our directors since June 1996. Mr. Heyman served as our Chief Financial Officer from September 1995 to January 2003 and as our Executive Vice President from September 1995 to December 2001. Mr. Heyman served as Vice President and Chief Financial Officer of Phoenix Communications, Inc., a commercial printer, from March 1991 to August 1995. From 1989 to 1991, Mr. Heyman served as Vice President—Acquisitions of Forsch Corporation, a diversified manufacturing company. From 1983 to 1987, Mr. Heyman served in a variety of capacities with Arthur Andersen LLP, where he worked primarily with middle market companies and technology firms. Mr. Heyman received an MBA from Harvard Business School and a BBA degree in accounting from the University of Georgia. He is the brother of Andrew S. Heyman, one of our executive officers.

Donna A. Lee, age 52, retired as Chief Marketing Officer, Business Markets of BellSouth Corp. from in January 2007, having served in that position since December 2001 and where she was responsible for marketing, product management, strategic pricing, sales operation and information technology for business markets. Ms. Lee holds an M.B.A. from Georgia State University and a B.S. in mathematics from Mary Washington College, and has completed the Advancement Management Program at Harvard University. Ms. Lee has been one of our directors since March 2007.

Each of the following persons is a member of the board of directors who is not standing for election to the board of directors this year and whose term will continue after the 2007 annual meeting of shareholders.

Class III Directors, serving for a term expiring at the 2008 annual meeting of shareholders:

J. Alexander Douglas, Jr., age 45, has served as President of Coca-Cola North America – The Coca-Cola Company since September 2006 and is a member of its Executive Committee. Mr. Douglas was, from January 2003 until September 2006, the Chief Customer & Commercial Officer and a Senior Vice President of The Coca-Cola Company. He joined the Coca-Cola Company in January 1988 as district sales manager in Coca-Cola Fountain, USA and held a variety of positions with increasing responsibility. In 1994, he was named Vice President for CCE Sales & Marketing Group, and in 1998 his responsibilities expanded to include the entire North American Field Sales & Marketing Groups. Mr. Douglas graduated from the University of Virginia in 1983 and began his career at The Procter & Gamble Company where he worked in a variety of sales and sales management positions. Mr. Douglas has been one of our directors since August 2001.

Michael Z. Kay, age 67, served as Chairman of the Board of Magnatrax Corporation, a supplier of engineered products for construction industries, from September 2001 to 2004, and is now retired. From September 1991 to September 2001, Mr. Kay served as President and Chief Executive Officer of LSG Sky Chefs, the world’s largest in-flight catering alliance. Mr. Kay served as Executive Vice President and Management Consultant of Charter Medical Corporation from May 1990 to May 1991. From 1964 to 1991, Mr. Kay held management positions within the hotel and hospitality industry with several organizations, including Portman Hotel Company, Omni International Hotels, Ltd., and Americana Hotels, Inc. Mr. Kay has been one of our directors since April 2002.

Class I Directors, serving for a term expiring at the 2009 annual meeting of shareholders:

William A. Clement, Jr., age 64, has served as the Chairman and CEO of DOBBS, RAM & Company since 1988. Founded in 1981, DOBBS, RAM & Company is a systems integration company. Appointed by President Carter, Mr. Clement served as the Associate Administrator of the U.S. Small Business Administration in Washington, D.C. during the Carter Administration. Mr. Clement has served as the Vice President and Senior Loan Officer of the Citizens Trust Bank, Atlanta, Georgia and also was employed as a stockbroker by The Robinson-Humphrey Company, Inc. He is a 2004 graduate of the Institutional Shareholder Services accredited NACD/University of Georgia Director’s College. Mr. Clement received his BA from Morehouse College and his MBA from the Wharton Business School at the University of Pennsylvania. Mr. Clement has served as one of our directors since April 2005. Mr. Clement is the Chairman of the Board of Directors of the Atlanta Life Financial Group, Inc. and the Atlanta Life Insurance Company, and is a board member of Opportunity Funding Corporation. He is a former board member of the National Cooperative Bank, Washington, DC.

Alon Goren, age 41, has served as Co-Chairman of our board of directors and as our Chief Technology Officer since our inception in 1985. Mr. Goren became sole Chairman of our board of directors in January 2004 with the departure of Erez Goren. Mr. Goren has a B.S. in Computer Systems Engineering from Rensselaer Polytechnic Institute.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors

Our board of directors held four meetings during the fiscal year ended December 31, 2006. Each director attended at least 75% or more of the aggregate number of meetings held by our board of directors and the committees on which he served. We do not have a policy regarding attendance of directors at annual meetings; however, two members of our board of directors attended our 2006 annual meeting of shareholders.

Board Independence

Our board of directors has determined that James S. Balloun, J. Alexander Douglas, Jr., Michael Z. Kay, William Clement, Jr. and Donna A. Lee qualify as independent directors under the rules applicable to companies listed on The NASDAQ Stock Market, referred to in this proxy statement as NASDAQ.

Shareholder Communications with the Board of Directors

Our board of directors has implemented a process for shareholders to send communications to our board of directors, and to specific individual directors. Any shareholder desiring to communicate with our board of directors, or with specific individual directors, may do so by writing to our Corporate Secretary at 3925 Brookside Parkway, Alpharetta, Georgia 30022. Our Corporate Secretary will promptly forward all such sealed communications to our board of directors or such individual directors, as applicable.

Committees of the Board of Directors

Our board of directors has three standing committees – the audit committee, the compensation committee, and the nominating and corporate governance committee. Each of our committees operates pursuant to a written charter which, as in effect from time to time, may be found on our website at www.radiantsystems.com. Each of the committees is composed solely of independent directors, consistent with the independence standards defined by the SEC and NASDAQ. Each committee has the right to retain its own legal and other advisors.

Audit Committee

Our audit committee presently consists of Michael Z. Kay, William A. Clement, Jr. and Donna A. Lee. Mr. Clement became Chairman of our audit committee in April 2007. Our audit committee has been assigned the principal function of reviewing our internal and external financial reporting, reviewing the scope of the independent audit, and considering comments by the auditors regarding internal controls and accounting procedures and management’s response to these comments. Our audit committee held four meetings during 2006. Our board of directors has determined that William A. Clement, Jr. and Michael Z. Kay qualify as “audit committee financial experts,” as defined in the applicable rules of the SEC.

Compensation Committee

Our compensation committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay. Mr. Kay became Chairman of our compensation committee in April 2007. Our compensation committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management, and administering and granting awards under our equity incentive plans. Our compensation committee held one meeting during 2006. Our compensation committee is responsible for reviewing salary recommendations for our executives and then approving such recommendations with any modifications it deems appropriate. The annual salary recommendations, for executive officers other than our Chief Executive Officer, are made under the ultimate direction of our Chief Executive Officer based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive’s past and expected future performance. Similarly, the base salary of our Chief Executive Officer is determined based on a review of competitive compensation data, our Chief Executive Officer’s overall compensation package, and an assessment of his past performance and expected future performance in leading us. See “Compensation Discussion and Analysis” and the “Compensation Committee Report” for further information with respect to our compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee presently consists of James S. Balloun, as Chairman, J. Alexander Douglas, Jr. and William A. Clement, Jr. Our nominating and corporate governance committee held no formal meetings during 2006, but they frequently conferred on an informal basis for the purpose of identifying and evaluating potential candidates. The nominating and corporate governance committee nominated the individuals who are standing for election at the 2007 annual meeting at a meeting held on March 14, 2007. The responsibilities of the committee are to establish qualification standards for director nominees, to assist our board of directors in identifying individuals qualified to become members of our board of directors and to nominate individuals for election to the board of directors.

Our nominating and corporate governance committee evaluates and considers desired board of director member skills and attributes in identifying director candidates, including applicable legal and regulatory definitions of independence, as well as considerations including diversity, personal integrity and judgment, age, skills, experience, prominence in their profession, concern for the interest of the shareholders, the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to us, and our current state, all in the context of the needs of our board of directors at that point in time. The committee applies the same standards in considering director candidates recommended by the shareholders as it applies to other candidates. See “Shareholder Nominations” for information with regard to the consideration of any director candidates recommended by security holders.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay, as Chairman. None of the members of our compensation committee served as our officer or employee or as an officer or employee of any of our subsidiaries during 2006. There were no material transactions between us and any of the members of our compensation committee during 2006.

Shareholder Nominations

Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder’s intention to make any such nomination is given either by personal delivery or mailed by the United States mail, postage prepaid, certified and return receipt requested, to our Corporate Secretary not later than the later of (i) the close of business on the seventh calendar day following the date on which notice of the meeting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders), and (ii) a date that is 90 days prior to the date of such meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee, and any other person or persons (naming such person or persons), pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our board of directors; and (e) the consent of each nominee to serve as one of our directors if so elected.

Code of Ethics

We have adopted a code of ethics, which applies to our principal executive officer, principal financial officer and controller. This code of ethics is publicly available on our website at www.radiantsystems.com or upon request by writing to Radiant Systems, Inc., Attn: Investor Relations Director, 3925 Brookside Parkway, Alpharetta, Georgia 30022. If we

make substantial amendments to the code of ethics or grant any waiver, including an implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K within five days of such amendment or waiver.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10% shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended December 31, 2006, our executive officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except as follows: Andrew S. Heyman filed one report late reporting one transaction.

Although it is not our obligation to make filings pursuant to Section 16 of the Exchange Act, we have adopted a policy requiring all Section 16 reporting persons to report to our Chief Executive Officer prior to engaging in any transactions in our common stock.

Agreements with Employees

All of our employees, including executive officers, are required to sign a confidentiality and non-solicitation agreement with us restricting the ability of the employee to compete with us during his or her employment and for a period ranging from six months to two years after employment, restricting solicitation of customers and employees following employment with us, and providing for ownership and assignment of intellectual property rights to us. Each agreement has an indefinite term, but the employee may terminate employment with us at any time.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position Held
Alon Goren	41	Chairman of the Board and Chief Technology Officer
John H. Heyman	45	Chief Executive Officer and Director
Mark E. Haidet	39	Chief Financial Officer
Andrew S. Heyman	43	Chief Operating Officer

Executive officers are appointed by our board of directors and hold office at the pleasure of our board of directors. Executive officers devote their full time to our affairs. See “Election of Directors” for information with respect to Alon Goren and John H. Heyman.

Mark E. Haidet has served as our Chief Financial Officer since January 2003. Since joining us in 1997, Mr. Haidet has held the following key leadership positions: Global Solutions Director – Petroleum and Convenience Store Division, Vice President and Managing Director of Global Solutions – Petroleum and Convenience Store Division, Vice President and Managing Director – Hospitality Division, and Vice President of Finance. Prior to joining us, Mr. Haidet served as a management consultant with Andersen Business Consulting, focusing on finance re-engineering and corporate performance management from December 1992 to June 1997. Previously, Mr. Haidet was a certified public accountant with Arthur Andersen’s financial audit practice. He received a B.S. in accounting from Miami University, Ohio.

Andrew S. Heyman has served as our Chief Operating Officer since 2001 and our President of the Hospitality Division since 2004. Since joining us in 1996, Mr. Heyman has held the following key leadership positions: Executive Vice President & President of Radiant Systems, Inc., Vice President—Convenience Store Division, and Managing Director of the Radiant Solutions Group. Mr. Heyman served as a senior manager with Accenture, formerly Andersen Consulting, from 1987 to December 1995. He holds a M.S. degree in computer information systems from Georgia State University and a B.B.A. in finance from the University of Georgia. He is the brother of John H. Heyman.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Compensation Philosophy

In August of 2004, we conducted an internal comprehensive review of our compensation strategies and program. As part of our internal review, we engaged Ernst & Young LLP to confirm our compensation strategies and program, and to assist us with the following:

•	develop an overall compensation philosophy;

•	develop a custom compensation peer group;

•	review our competitive market benchmarking processes and findings;

•	review our short-term incentive and profit-sharing programs;

•	develop a competitive, strategically-focused long-term incentive program; and

•	review our employee stock purchase plan.

The three main objectives of our comprehensive review were to achieve the following:

•	align our overall compensation program with our business strategy and culture, the compensation market and our shareholders’ interests;

•	strengthen our pay-for-performance philosophy; and

•	create more balance between long-term and short-term performance objectives.

As a result of this comprehensive review, we developed a compensation philosophy that provides a framework for our compensation program. We believe that our compensation program should be, and is, market-based and performance driven. We believe that through the use of cash incentives to motivate and reward short-term profitability and growth, and through the use of equity incentives to promote long-term objectives, employee and shareholder interests are effectively aligned.

Role of Compensation Committee

Our compensation committee operates under a written charter adopted by our board of directors. Our compensation committee has several duties and responsibilities, including the following:

•	establish and review our overall executive compensation philosophy;

•	review and approve our goals and objectives relative to executive compensation;

•

at least annually, review the compensation and performance of our executive officers, including the review and approval of corporate goals relevant to the compensation of our executive officers and make recommendations for approval by the independent members of the board of directors with respect to the annual compensation of our executive officers;

•	review the annual compensation discussion and analysis and produce an annual report for inclusion in our annual proxy statement;

•	make recommendations for board of director approval of incentive compensation plans and equity-based incentive plans for our executive officers;

•	periodically review the policies and criteria for administration of all executive compensation programs;

•	monitor compliance by executive officers with terms and conditions of our executive compensation program;

•	establish and periodically review policies in the area of senior management perquisites;

•	review board of director compensation levels and practices periodically;

•	review and approve plans and processes for management development and succession; and

•	periodically review and reassess the adequacy of compensation committee charter.

Our compensation committee also has the sole authority to retain and terminate any compensation consultant used to assist in the development and/or analysis of our compensation philosophy and to approve such consultant’s fees and other retention terms. For additional information on the duties and responsibilities of our compensation committee, see our compensation committee charter available on our website at www.radiantsystems.com.

Compensation Strategy and Elements of Compensation

Our compensation strategy has three key principles: our programs are market-based, we pay for performance and we selectively use equity awards. We implement our strategy by providing what we believe to be the proper combination of the following three elements of compensation to our named executive officers: base salary, non-equity short-term incentives, and equity long-term incentives.

The first principle of our strategy, which is market-based programs, means that we provide market competitive total annual compensation as compared to other companies of similar size in our industry. Total annual compensation is comprised of all three elements of compensation. For each of the individual elements of our compensation program and for our total compensation packages, we primarily focus on the 50th percentile data when judging market competitiveness while also evaluating the 75th percentile data. We also provide opportunities for above 50th percentile compensation for our executive officers, which we believe reflects their contributions to the long-term success of our business and facilitates our recruitment and retention of critical talent.

The second principle of our strategy, which is paying for performance, means that we provide better compensation for better performance. Through increases in base salary and non-equity short-term incentive awards, we provide our named executive officers the opportunity to receive greater rewards for their contributions to our overall company performance.

The third principle of our strategy, which is the selective use of equity rewards, means that we primarily rely on cash compensation to reward and retain most of our employees, but concentrate on equity-based incentives to provide a long-term wealth building mechanism for our named executive officers.

There is no pre-established target for the allocation between either cash and non-cash compensation or short-term and long-term incentive compensation, but we do believe that a significant portion of an executive officer’s compensation should be based directly on the value of long-term incentive compensation in the form of stock option awards. In our view, this aligns our compensation program for our named executive officers with our long-term business strategy and the interests of our shareholders.

We currently do not provide our named executive officers with other long-term incentive compensation other than the ability to contribute a portion of their earnings to our 401(k) Profit Sharing Plan, referred to in this proxy statement as our 401(k) plan, and the ability to participate in our employee stock purchase plan. Our 401(k) plan and employee stock purchase plan are available generally to all of our employees. We also do not provide our named executive officers with perquisites or post-termination/change of control payments, other than the automatic vesting of awards in the event of a change of control under our long-term incentive plan, which is applicable to all employees.

We intend to conduct a comprehensive review, similar to the one we conducted in 2004, every three to five years to ensure that our compensation strategies and program are aligned with our business strategy and culture, the compensation market and our shareholders’ interests. Although we believe that our current compensation policies have been successful in aligning the financial interests of executive officers with those of our shareholders and with our performance, we continue to examine what modifications, if any, should be implemented to further link executive compensation with both individual performance and our company performance.

Compensation Process

Typically, during the first quarter of each fiscal year, we review our compensation packages for our named executive officers in conjunction with our performance review cycle. Our compensation committee is responsible for reviewing salary recommendations for our named executive officers and then approving such recommendations with any modifications it deems appropriate. The annual salary recommendations for our named executive officers, other than our Chief Executive Officer and Chief Technology Officer, are made under the ultimate direction of our Chief Executive Officer, and our annual salary recommendations for our Chief Executive Officer and Chief Technology Officer are made by our compensation committee. In addition, Ernst & Young LLP reviews and advises us with respect to the annual salary recommendations.

For compensation paid during the 2006 fiscal year, our compensation committee specifically reviewed and approved the compensation packages for our Chief Executive Officer and Chief Technology Officer, and reviewed the compensation packages for our other named executive officers in March of 2006. For compensation to be paid during the 2007 fiscal year, our compensation committee has specifically reviewed and approved the compensation packages, including awards under our long-term incentive plan, for all of our named executive officers.

Total Annual Compensation

We believe that the appropriate competitive level of compensation is a combination of what is competitive in the market for the position and what is appropriate for the individual employee. We consider a variety of factors in determining the overall compensation of our named executive officers, including total responsibilities and the scope of the position held by the individual, overall experience and qualifications for the position, length of service with us, length of service in the industry, years in the current position with us, our financial and non-financial performance over the relevant period of time, and additional activities performed by the executive officer, other than identified responsibilities, which have an impact on our business.

The annual salary recommendations for our named executive officers, other than our Chief Executive Officer, are based on a national industry survey of total compensation packages as well as evaluations of the individual named executive officer’s past and expected future performance. For compensation to be paid during the 2007 fiscal year, we also reviewed peer group data for our Chief Operating Officer and Chief Financial Officer. As part of our market-based strategy, we have determined that total annual compensation, which is comprised of all three elements of compensation, for our named executive officers should be between the 50th and 75th percentile of the comparative market, and total cash compensation, which is comprised of base salary and non-equity short-term incentives, should be between the 60th and 65th percentile of the comparative market.

The annual salary recommendation for our Chief Executive Officer is also based on a national industry survey of total compensation packages and evaluations of the executive officer’s individual past and expected future performance. In addition, for our Chief Executive Officer, we also review peer group data. The peer group established with the assistance of Ernst & Young LLP in 2004 and used in the determination of the compensation paid to our Chief Executive Officer in the 2006 fiscal year included JDA Software Group, Inc., MICROS Systems, Inc., PAR Technology Corp., Internet Security Systems, Inc., Manhattan Associates, Inc., S1 Corporation, KRONOS, Inc., Micro Strategy, Inc. and MRO Software, Inc. The peer group used in determining the compensation to be paid to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in the 2007 fiscal year includes those companies used in 2006 as well as Epicor Software Corporation and Verifone Holdings, Inc.

Base Salary

Our competitive base salaries are designed to attract and retain the right talent. The base salary recommendations for our named executive officers, other than our Chief Executive Officer, are based on a national industry survey of compensation packages. The base salary of our Chief Executive Officer is determined based on a review of a national industry survey and peer group compensation data, our Chief Executive Officer’s total compensation package, and an assessment of his past performance and expected future performance. For compensation to be paid during the 2007 fiscal year, we also reviewed peer group data for our Chief Operating Officer and Chief Financial Officer. During our comprehensive review in 2004, we determined that the base salaries paid to our named executive officers were significantly under market. As part of our market-based strategy, we determined that base salaries should be at the 50th percentile of the comparative market. The base salaries of our named executive officers are reviewed annually in conjunction with our performance review cycle. Annual salary adjustments are driven by the officer’s performance, which is the primary factor, as well as where the officer is in our pay range, the officer’s experience and skills, the timing of the officer’s last base salary increase, introduction of short-term incentives and promotion to the next level.

Non-Equity Short-Term Incentive Plans

Our non-equity short-term incentive plans (“STIPs”) are designed to attract, motivate and retain senior management personnel, motivate behaviors and reward outcomes that contribute to the attainment of short-term strategic goals, and add an element of risk and reward to total compensation. Additionally, we believe that our STIPs focus senior management on key drivers of financial and operational measures, provide heightened flexibility to our compensation program and strengthen our pay-for-performance philosophy. As part of our market-based strategy, we have determined that our STIPs should be between the 50th and 75th percentile of the comparative market. For the 2006 fiscal year, our STIPs were at approximately the 66th percentile of the comparative market.

Our STIPs for our named executive officers are based on the achievement by the officer of certain performance levels, which are primarily tied to measures of company or industry group operating income. A portion of Mark E. Haidet’s short-term incentive award is tied to the achievement of specified expenses as a percent of our revenues. For the 2006 fiscal year, each of the plans for our named executive officers contained potential quarterly and annual cash payments based on whether specified quarterly and annual operating income performance levels were achieved by us or certain of our industry groups. Historically, a significant portion of the awards under our STIPs have been based on cumulative quarterly performance levels. There is no “catch-up” feature for the quarterly awards. If the cumulative quarterly performance levels are not met for a particular quarter, then the quarterly awards for that quarter are forfeited. For the 2007 fiscal year, the STIPs for our Chief Executive Officer, Chief Technology Officer and Chief Financial Officer no longer provide for quarterly awards; however, a significant portion of the award for our Chief Operating Officer is still based on cumulative quarterly performance levels because we believe that it is important for this officer to be focused on helping us achieve our quarterly financial objectives throughout the year.

For the 2006 fiscal year, the target potential award for John H. Heyman, Alon Goren, Mark E. Haidet and Andrew S. Heyman was 85% of base salary, 60% of base salary, 60% of base salary and 100% of base salary, respectively. Our STIPs are designed with two performance levels: the expected performance level and the aspirational performance level. Our expected performance levels are set based on expected levels of achievement and our aspirational performance levels are set based on higher, more challenging levels of achievement. In order for the target potential award, or full incentive award, to be earned, the aspirational level of performance must be achieved.

For John H. Heyman and Alon Goren, 20% of their target awards were based on our achievement of the cumulative quarterly operating income performance levels, 47% of their target awards were based on our achievement of the annual operating income performance level, and 33% of their target awards were based on us exceeding the annual operating income performance level. The last portion of the potential target awards was to be paid in a proportionate fashion between the annual operating income performance level, or the expected performance level, and the annual aspirational performance level. For example, if the actual performance level achieved is halfway between the expected performance level and the annual aspirational performance level, the officers would receive 50% of the last portion of the potential target awards.

For Mark E. Haidet, 20% of his target award was based on our achievement of the cumulative quarterly operating income performance levels, 47% of his target award was based on our achievement of the annual operating income performance level, and 33% was based on the achievement of specified expenses as a percent of revenues assuming the annual operating income performance level was met. The last portion of the potential award was to be paid in a proportionate fashion between the expected performance level and the annual aspirational performance level.

The contribution margin performance levels for Andrew S. Heyman were based on the contribution margins of our hospitality and entertainment industry groups, rather than the operating income of our entire business. For Andrew S. Heyman, 28% of his target award was based on the achievement of the cumulative quarterly contribution margin performance levels, 5% of his target was based on the achievement of the annual contribution margin performance levels, and 67% of his target award was based on exceeding the annual contribution margin income performance levels. The last portion of the potential award was also to be paid in a proportionate fashion between the expected performance levels and the annual aspirational performance levels. With regard to Mr. Heyman’s STIP for the 2006 fiscal year, contribution margin is equal to the gross profit of the hospitality and entertainment industry groups less the expenses directly related to these industry groups.

The STIPs for John H. Heyman and Alon Goren also specifically provided for discretionary awards above the target potential award when aspirational performance levels are exceeded. The plans provided that these discretionary awards were to be determined and made by the compensation committee based on the 2006 fiscal year-end operating results pursuant to a guideline calculation of five percent on every dollar above the aspirational performance level. Each of the STIPs for Andrew S. Heyman and Mark E. Haidet provided for an additional award above the target potential award in an amount equal to five percent on every dollar above the aspirational performance level. For the 2007 fiscal year, the STIPs for John H. Heyman, Alon Goren and Mark E. Haidet do not specifically provide for these discretionary awards.

In addition, in its discretion, our compensation committee may recommend that our named executive officers receive discretionary bonuses when the actual performance levels exceed the expected performance levels, but are below the aspirational performance levels. These discretionary bonuses are designed to reward our named executive officers for above average performance, and are approved by the independent members of our board of directors.

The expected performance levels are aligned with our 12-month operating plan and designed with the expectation that they will likely be achieved by our named executive officers. For the fiscal year ended December 31, 2006, each of our named executive officers achieved their expected performance levels.

The aspirational performance levels are designed to be difficult for our named executive officers to achieve and in order for the target potential award, or full incentive award, to be earned, the aspirational level of performance must be achieved. For the fiscal year ended December 31, 2006, none of our named executive officers achieved the aspirational performance levels.

All members of senior management, approximately 75 individuals, are eligible to participate in our STIPs. All STIPs are reviewed annually during the first quarter of each fiscal year to ensure that the plans are aligned with our overall financial and operational objectives. In general, the awards are calculated and processed after year-end earnings are released and internal financial reports are published. Discretion cannot be, and has not been, exercised to award payments when relevant quarterly and annual expected performance levels are not achieved by our named executive officers. If a named executive officer’s employment is terminated, all future awards under the STIP are terminated. Our STIPs are “self-funding,” which means that all of the operating income performance levels include the cost of any short-term incentives awards. For additional information on our STIPs, see the “Grants of Plan-Based Awards Table” and the “Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”

Equity Long-Term Incentive Plan

Our equity long-term incentive plan is designed to motivate and reward our senior management team for increasing our shareholder value. Generally, we believe that providing our named executive officers with the opportunities to acquire significant stakes in our growth and prosperity through the grants of equity, while maintaining other elements of our compensation program at conservative levels, will enable us to attract and retain executives with the outstanding management abilities and entrepreneurial spirit that are essential to our ongoing success. Furthermore, we believe this approach to compensation motivates our named executive officers to perform to their full potential. We believe that dependence on equity for a significant portion of a named executive officer’s compensation more closely aligns such officer’s interests with those of our shareholders, since the ultimate value of such compensation is linked directly to stock price. Our long-term incentive plan is aligned with our three-year business strategy, which we believe provides necessary balance to our STIPs that are aligned with our 12-month operating plan. As part of our market-based strategy, we determined that our long-term incentive awards should be between the 50th and 75th percentile of the comparative market. For the 2006 fiscal year, our long-term incentive awards were at approximately the 40th percentile of the comparative market.

Unlike our previous stock option plan, which only authorized the grant of stock options, awards under our 2005 Long-Term Incentive Plan (the “2005 Plan”) may consist of restricted stock, performance units, stock appreciation rights, incentive stock options, non-qualified stock options, phantom stock or any combination of the foregoing. We believe that the various awards available under the 2005 Plan give us greater flexibility to respond to market-competitive changes in equity compensation practices. At this point, we are utilizing non-qualified stock options as our primary equity award under the 2005 Plan; however, we annually consider the use of other equity awards that may provide a more efficient way to deliver the same value with less expense and less dilution. The 2005 Plan authorizes the issuance of up to 2,500,000 shares of our common stock and the maximum that may be granted to any one employee in any calendar year is 250,000 shares. For additional information on the 2005 Plan, see “Stock Option Plans – 2005 Long-Term Incentive Plan.”

All employees are eligible to participate in our equity long-term incentive plan, although at this point, we are only utilizing the 2005 Plan to compensate members of our senior management team. Named executive officers are rewarded at market value only if shareholder value is increased at a rate that is above market for technology companies. Awards to our named executive officers are typically granted annually for the prior year’s performance in conjunction with our performance review cycle. Awards vest annually in three equal increments beginning 12 months from the date of grant, expire five years from the date of grant and have an exercise price equal to the fair market value on the date of grant.

For compensation paid during the 2006 fiscal year, our compensation committee determined awards for our Chief Executive Officer and Chief Technology Officer, and our Chief Executive Officer determined awards for our other named executive officers pursuant to delegated authority in April of 2006. Grants of long-term incentives awards generally are based upon the level of the named executive officer’s position with us and an evaluation of the named executive officer’s performance during the prior fiscal year against our three-year strategic plan objectives. To determine a guideline for the potential number of options to be awarded to our named executive officers we utilize the “targeted value” approach, which directly ties the number of options granted to the expected value of our stock. First, we look at market data to determine a guideline dollar value for the options. For example, if companies in the 50th to 75th percentile are awarding options worth $10,000, our guideline dollar value for awards will be $10,000. Second, we determine the targeted value per share, which is the amount per share by which we expect our stock price to increase over the next three years. The guideline dollar value is then divided by the targeted value per share to determine a guideline for the potential number of options to be awarded. Therefore, if the targeted value per share is $10, the guideline number of options to be issued would be 1,000. For the awards granted in April of 2006, the guideline number of options was determined in the last quarter of 2005.

The targeted value per share is proposed by our Chief Financial Officer and approved by our Chief Executive Officer. Beginning with the compensation to be paid in the 2007 fiscal year, our compensation committee will be reviewing the targeted value per share that is determined by our Chief Financial Officer.

To determine whether or not a named executive officer actually receives the guideline number of options, we review whether or not the named executive officer achieved certain individual strategic goals that were set at the beginning of the prior fiscal year. The list of strategic goals is unique for each named executive officer, but typically contains goals related to improving margins, developing strategies, integration of products and strengthening of business units. The determination of whether or not such goals have been successfully achieved is a subjective determination made by either our compensation committee, for the Chief Executive Officer and Chief Technology Officer, or by our Chief Executive Officer for the other named executive officers pursuant to delegated authority. As applicable, our compensation committee and Chief Executive Officer also have discretion in determining the number of options that are received and are not restricted by the guideline number of options calculated using the “targeted value” approach. None of the named executive officers has knowledge of their own guideline number of options, but the officers are aware that their equity compensation is based on their achievement of their strategic goals.

The targeted value per share is an aggressive target for stock price growth. If it is not achieved, the named executive officer does not receive the targeted value from the grant. For example, if the guideline dollar for the grant is $10,000 and the targeted value per share is $10, the named executive officer receives options to purchase 1,000 shares. If our stock price only increases by $5 per share, the named executive officer would have received a value of $5,000 instead of $10,000. In addition to setting an aggressive target for stock price growth, our annual awards of stock options have a five-year term. We believe that this shorter term increases accountability for our named executive officers to deliver shareholder value by limiting the amount of time the named executive officer has to receive actual value from the grant. In addition to these design features that emphasize accountability to our shareholders, the named executive officer may receive less than a guideline number of awards based on his performance against strategic objectives. For the fiscal year ended 2006, one of our named executive officers received a grant higher than the guideline number of options, two of our named executive officers received a grant equal to the guideline number of options and one of our named executive officers received a grant less than the guideline number of options.

Equity Ownership Guidelines

We have a targeted ownership philosophy, rather than a formal policy, regarding equity ownership by our named executive officers. The objectives of our philosophy are to instill an ownership mindset among our senior management and to align the interests of our named executive officers with the interests of our shareholders. The informal guidelines for each named executive officer require that for each stock option granted by us, the named executive officer must hold at least three times as many stock options and an equal number of shares of stock. There is no tracking or penalty for noncompliance. We reevaluate the formality of the program annually.

Deductibility of Executive Compensation

As part of its role, our compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in certain circumstances, our compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS No.123R. Currently, we utilize non-qualified stock options as our primary equity award under our equity incentive plan; however, we are actively considering other equity awards in the future that may provide a more efficient way to deliver the same value with less expense and less dilution.

Summary Compensation Table for Fiscal 2006

The following table provides certain information for the fiscal year ended December 31, 2006 concerning compensation earned for services rendered in all capacities by our principal executive officer, principal financial officer and our two other executive officers during the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Award ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[3]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John H. Heyman Chief Executive Officer	2006	$375,000	$100,000	—	$248,030	$254,447	—	$6,404	$983,881
Alon Goren Chairman and Chief Technology Officer	2006	$275,000	$75,000	—	$115,674	$131,713	—	—	$597,387
Andrew S. Heyman Chief Operating Officer	2006	$300,000	—	—	$178,300	$277,762	—	$6,264	$762,326
Mark E. Haidet Chief Financial Officer	2006	$230,000	—	—	$92,862	$136,464	—	$5,199	$464,525

[1]

Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Stock-based Compensation Expense” included in our Annual Report on Form 10-K filed on February 27, 2007 for the relevant assumptions used to determine the valuation of our option awards.

[2]	Performance measures were satisfied and cash awards were earned in the 2006 fiscal year, but paid in the 2007 fiscal year.

[3]	Represents our 401(K) Plan matching contributions.

Grants of Plan-Based Awards during Fiscal 2006

The following table provides certain information concerning the grants of awards in 2006 to the named executive officers pursuant to plans.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/Sh)	Full Grant- Date Fair Value ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John H. Heyman		$213,563	$318,750		—	—	—	—	—	—	—
	4/28/06				—	—	—	—	60,000	$13.00	$319,278
Alon Goren		$110,550	$165,000		—	—	—	—	—	—	—
	4/28/06				—	—	—	—	20,000	$13.00	$106,427
Andrew S. Heyman		$100,000	$300,000		—	—	—	—	—	—	—
	4/28/06				—	—	—	—	43,600	$13.00	$232,010
Mark E. Haidet		$92,460	$138,000		—	—	—	—	—	—	—
	4/28/06				—	—	—	—	18,000	$13.00	$98,783

[1]

The amounts shown represent grants under our 2006 STIPs. The amounts shown in the “threshold” column represent the amounts payable under our STIPs if only the expected performance levels are attained. The amounts shown in the “target” column represent the target potential awards, which are the amounts payable under our STIPs if the aspirational performance levels are obtained. Under our STIPs, there is no maximum possible payout. For additional discussion on our STIPs, see “Compensation Discussion and Analysis – Non-Equity Short-Term Incentive Plans.”

[2]	The amounts shown represent grants under our 2005 Plan.

None of our named executive officers has a written employment agreement with us. Alon Goren, Chairman of our board of directors and our Chief Technology Officer, received a base salary of $275,000 in 2006, with a cash incentive of $131,713. John H. Heyman, our Chief Executive Officer and a director, received a base salary of $375,000 in 2006, with a cash incentive of $254,447. Mark E. Haidet, our Chief Financial Officer, received a base salary of $230,000 in 2006, with a cash incentive of $136,464. Andrew S. Heyman, our Chief Operating Officer, received a base salary of $300,000 in 2006, with a cash incentive of $277,762. In the aggregate, the amount of salary and bonus, excluding amounts paid pursuant to our STIPs, represented approximately 48% of total compensation. The cash incentives received by our named executive officers reflect that actual performance for each of them was between the expected performance level and the aspirational performance level. For additional information on the cash incentives paid to our named executive officers, see “Compensation Discussion and Analysis – Non-Equity Short-Term Incentive Plans.” The stock options granted to our named executive officers in April of 2006 were grants under our 2005 Plan. These stock options vest annually in three equal increments beginning in April of 2007 and expire in April of 2011. For additional information on stock options awards, see “Compensation Discussion and Analysis – Equity Long-Term Incentive Plan.”

Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code. In general, all of our employees, working at least 20 hours per week, and who are at least 21 years of age are eligible to participate on the first of the month following the date they were hired. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute, subject to certain Code limitations, a minimum of 1% and a maximum of 80% of their salary on a pre-tax basis (up to $15,000 per year). We may make both matching and additional contributions, subject to certain Code limitations, at the discretion of our board of directors each year. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump-sum cash payment or in installment payments. We made the following matching contributions for each of our named executive officers in 2006: (i) $0 for Alon Goren, Chairman of our board of directors and our Chief Technology Officer; (ii) $6,404 for John H. Heyman, our Chief Executive Officer and a director; (iii) $5,199 for Mark E. Haidet, our Chief Financial Officer; and (iv) $6,264 for Andrew S. Heyman, our Chief Operating Officer.

Stock Option Plans

1995 Stock Option Plan. Our directors and shareholders have approved the 1995 Stock Option Plan, referred to in this proxy statement as the Plan, for employees who are contributing significantly to our business or our subsidiaries as determined by our board of directors or the committee administering the Plan. The Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 13,000,000 shares of common stock at the discretion of our board of directors or a committee designated by our board of directors to administer the Plan.

The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of our common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Incentive stock options granted pursuant to the Plan will expire five to ten years from the date the option is granted. Options granted under the Plan typically vest over a period of three to five years, or based on stock price milestones associated with our strategic plan. As of December 31, 2006, options to purchase 5,278,920 shares of our common stock were outstanding pursuant to the Plan. The Plan expired on December 20, 2005.

Directors Plan. Our directors and shareholders have approved the Non-Management Directors’ Stock Option Plan, referred to in this proxy statement as the Directors Plan. The purpose of the Directors Plan is to secure for us the benefits of the additional incentive inherent in the ownership of our common stock by our non-employee directors and to help us secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. Eligible persons under the Directors Plan are our directors who are not our employees or employees of any of our affiliates, referred to herein as outside directors. A maximum of 300,000 shares of common stock has been reserved by us for issuance under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. Each outside director is granted an option to purchase 25,000 shares of common stock upon joining our board of directors. Each outside director is also granted an option to purchase 10,000 shares of common stock as of the last business day of each fiscal year. In March of 2006, our board of directors resolved that the year-end grants to our outside directors would be issued from the 2005 Plan. The Directors Plan expired on January 20, 2007. As of December 31, 2006, options to purchase 280,200 shares of our common stock were outstanding pursuant to the Directors Plan.

2005 Long-Term Incentive Plan. Our directors and shareholders have approved the 2005 Long-Term Incentive Plan, referred to in this proxy statement as the 2005 Plan. The intent of the 2005 Plan is to replace both the 1995 Plan and the Directors’ Plan and become the only plan for providing equity-based long-term incentive compensation to our directors and employees, other than the Employee Stock Purchase Plan. Options previously granted under the Plan and the Directors’ Plan will remain exercisable in accordance with the terms of the respective plans. The 2005 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and phantom stock. The 2005 Plan authorizes the issuance of up to 2,500,000 shares of our common stock and the maximum that may be granted to any one employee in any calendar year is 250,000. No grants may be made under the LTIP subsequent to April 24, 2015. During the fiscal year ended December 31, 2006, 733,958 options were issued to employees and directors. As of December 31, 2006, option to purchase 724,476 shares of our common stock were outstanding pursuant to the 2005 Plan. For additional information on the 2005 Plan, see “Executive Compensation – Compensation Discussion and Analysis – Equity Long-Term Incentive Plan.”

The exercise price of stock options granted under the 2005 Plan are determined by our compensation committee, but may not be less than the fair market value per share of our common stock on the date of grant (or in the case of certain incentive options, 110% of fair market value). Stock options may be exercised in whole or in part by the option holder, but in no event later than ten years from the date of the grant, in the case of an incentive stock option, or ten years and six months from the date of grant, in the case of a non-qualified stock option. The purchase price for the shares may be paid in cash, shares of our common stock owned by the participant for more than six months, by withholding shares of common stock issuable upon exercise of the stock option, by offsetting compensation due or accrued for services rendered, by same-day sale commitment, by margin commitment, by a combination of the above or by another method acceptable to our compensation committee, in each case as determined by our compensation committee and as set forth in the applicable award agreement. In the event of a change of control, all stock options outstanding under the 2005 Plan and not previously exercisable will become fully exercisable.

Upon exercise of a stock appreciation right, a participant will be entitled to receive an amount in cash or shares of common stock, or a combination of the foregoing, equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the fair market value of one share of common stock on the date of grant, multiplied by the number of shares in respect of which the stock appreciation right is exercised. In the event of a change of control, all stock appreciation rights outstanding under the 2005 Plan and not previously exercisable or vested shall become fully exercisable and vested.

In granting performance units, the compensation committee will determine a performance period of one or more years and will determine the performance objectives for grants of performance units. Performance objectives may vary from participant to participant and between groups of participants, and may be based upon such criteria or combination of factors as the compensation committee may deem appropriate and which are set forth in the 2005 Plan. Performance units may be paid in cash or shares of common stock, or a combination of the foregoing. At the beginning of a performance period, the compensation committee will determine for each participant eligible for performance units the amount of the award (which may be fixed or may vary in accordance with the applicable performance goals) that will be paid as an award if the relevant measure of performance for the performance period is met.

Restricted stock granted under the 2005 Plan will be subject to a restriction period commencing on the date of grant of the award and ending on such date or upon such achievement of such performance or other criteria as our compensation committee shall determine. Except as otherwise provided in the 2005 Plan, no shares of restricted stock may be sold, exchanged, transferred or pledged or otherwise disposed of during the restriction period. In the event of a change of control, the restriction period applicable to any restricted stock granted under the 2005 Plan will end, and all shares of restricted stock shall become fully vested.

For each share of phantom stock awarded under the 2005 Plan, a participant is entitled to receive an amount in cash and/or shares of common stock equal in value to the fair market value of one share of common stock at the applicable date or upon the occurrence of an applicable event as specified in the applicable award agreement.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides certain information concerning the outstanding equity awards for each named executive officer as of December 31, 2006. The number of options held as of December 31, 2006 includes options granted under the Plan and the 2005 Plan.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
John H. Heyman	15,000	—		—		$7.2917	4/15/2009	—	—	—	—
	22,500	—		—		$7.000	6/15/2009	—	—	—	—
	59,999	—		—		$22.8333	12/15/2009	—	—	—	—
	70,295	—		—		$5.6300	10/19/2011	—	—	—	—
	40,000	—		—		$6.2000	10/15/2011	—	—	—	—
	117,500	—		—		$9.3300	4/15/2012	—	—	—	—
	30,000	10,000	[1]	—		$6.7500	10/15/2013	—	—	—	—
	100,000	—		50,000	[2]	$4.6600	10/15/2010	—	—	—	—
	22,500	22,500	[3]	—		$4.6600	10/15/2014	—	—	—	—
	—	60,000	[4]	—		$13.0000	4/28/2011	—	—	—	—
Alon Goren	40,000	—		—		$6.2000	10/15/2011	—	—	—	—
	71,010	—		—		$5.6300	10/19/2011	—	—	—	—
	60,000	—		—		$9.3300	4/15/2012	—	—	—	—
	30,000	10,000	[1]	—		$6.7500	10/15/2013	—	—	—	—
	13,800	13,800	[3]	—		$4.6600	10/15/2014	—	—	—	—
	33,334	—		16,666	[2]	$4.6600	10/15/2010	—	—	—	—
	—	20,000	[4]	—		$13.000	4/28/2011	—	—	—	—

[1]	Options become exercisable on May 15, 2007.

[2]	Options vest based on stock price milestones associated with our strategic plan, but no later than October 15, 2009.

[3]	Half of the options become exercisable on May 17, 2007 and half become exercisable on May 17, 2008.

[4]	One-third become exercisable on each of April 28, 2007, April 28, 2008 and April 28, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
Andrew S. Heyman	6,750	—		—		$11.9167	2/17/2008	—	—	—	—
	1,251	—		—		$4.2500	7/15/2008	—	—	—	—
	39,806	—		—		$4.5000	1/15/2009	—	—	—	—
	37,500	—		—		$7.2917	4/15/2009	—	—	—	—
	60,000	—		—		$22.8333	12/15/2009	—	—	—	—
	70,308	—		—		$5.6300	10/19/2011	—	—	—	—
	40,000	—		—		$6.2000	10/15/2011	—	—	—	—
	40,000	—		—		$9.3300	4/15/2012	—	—	—	—
	30,000	10,000	[1]	—		$6.7500	10/15/2013	—	—	—	—
	18,980	18,980	[3]	—		$4.1000	5/17/2014	—	—	—	—
	60,000	—		30,000	[2]	$4.6600	10/15/2010	—	—	—	—
	—	43,600	[4]	—		$13.0000	4/28/2011	—	—	—	—
Mark E. Haidet	5,625	—		—		$4.5833	4/15/2008	—	—	—	—
	8,437	—		—		$7.2917	4/15/2009	—	—	—	—
	30,000	—		—		$22.8333	12/15/2009	—	—	—	—
	10,000	—		—		$15.4000	4/16/2011	—	—	—	—
	9,770	—		—		$5.6300	10/19/2011	—	—	—	—
	22,500	—		—		$6.2000	10/15/2011	—	—	—	—
	5,625	—		—		$9.3300	4/15/2012	—	—	—	—
	33,750	11,250	[1]	—		$6.7500	10/15/2013	—	—	—	—
	6,350	6,350	[3]	—		$4.1000	5/17/2014	—	—	—	—
	1,875	—		—		$9.3300	4/15/2012	—	—	—	—
	30,000	—		15,000	[2]	$4.6600	10/15/2010	—	—	—	—
	—	18,000	[4]	—		$13.000	4/28/2011	—	—	—	—

[1]	Options become exercisable on May 15, 2007.

[2]	Options vest based on stock price milestones associated with our strategic plan, but no later than October 15, 2009.

[3]	Half of the options become exercisable on May 17, 2007 and half become exercisable on May 17, 2008.

[4]	One— third become exercisable on each of April 28, 2007, April 28, 2008 and April 28, 2009

Option Exercises and Stock Vested during Fiscal 2006

The following table provides certain information concerning the option exercises for each named executive officer during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John H. Heyman	—	—	—	—
Alon Goren	—	—	—	—
Andrew S. Heyman	54,999	$404,033	—	—
Mark E. Haidet	10,937	$88,712	—	—

Director Compensation Table

The following table provides certain information concerning compensation for each director during the fiscal year ended December 31, 2006.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James S. Balloun	$22,500	—	$39,210	—	—	—	$61,710
William A. Clement, Jr.	$18,750	—	$119,502	—	—	—	$138,252
J. Alexander Douglas, Jr.	$18,750	—	$39,210	—	—	—	$57,960
Michael Z. Kay	$23,750	—	$39,210	—	—	—	$62,960

(1)	Alon Goren and John H. Heyman, both of whom are members of our board of directors, have been omitted from this table since they receive no compensation for serving on our board of directors.

(2)	Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Stock-based Compensation Expense” included in our Annual Report on Form 10-K filed on February 27, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(3)	The grant date fair value of each stock option award to our directors is $28,862. The options were issued from our 2005 Plan.

(4)	The following are the aggregate number of option awards outstanding that have been granted to each of our director as of December 31, 2006: Mr. Balloun – 113,400; Mr. Clement – 45,000; Mr. Douglas – 78,400; and Mr. Kay – 83,400.

Discussion of Director Compensation

Our compensation committee reviews director compensation levels and practices periodically, and recommends to the board of directors, from time to time, changes in such compensation levels and practices. A competitive director compensation package is necessary for us in order to attract directors that are qualified and able to devote the necessary amount of time to board duties. In order to attract such directors, our board of directors approved a new director compensation package on March 31, 2006 for the members of the board of directors and its committees. One of our objectives in approving the new director compensation package was to align our director compensation with key principles of our executive compensation strategy: market-based compensation and paying for performance. We determined that for our outside directors our cash compensation should be slightly under the 50th percentile, and our equity compensation should be at or higher than the 50th percentile of the comparative market.

Under our director compensation package, each outside director is paid an annual retainer of $20,000. A $10,000 annual retainer is paid to the chairman of the audit committee and a $5,000 annual retainer is paid to the chairman of any committee other than the audit committee. An annual retainer of $5,000 is paid to each audit committee member other than the chairman. All cash retainers are paid quarterly.

Each of our outside directors receives an annual grant of options to purchase 10,000 shares of our common stock on the last business day of each of our fiscal years. In addition, all of our new outside directors receive a one-time grant of an option to purchase 25,000 shares of our common stock at an exercise price equal to the fair market value of the stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, ten years from the date of grant. See “Executive Compensation – Stock Option Plans” for additional information.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On January 31, 2004, we completed a tax-free split-off of our enterprise software business, now known as BlueCube Software, to Erez Goren. At the time of the transaction, Mr. Goren was a greater than 5% shareholder and is the brother of Alon Goren, our Chairman of our board of directors and our Chief Technology Officer. As of July 31, 2006, Mr. Goren no longer owns BlueCube.

We have a contractual obligation for performance under certain existing customer contracts that have not been assigned to BlueCube because they require the consent of the customer, referred to herein as legacy contracts. Under a Reseller and Services Agreement, BlueCube is obligated to fulfill the terms of these agreements, including providing hosting, support, maintenance and professional services. BlueCube will act as our subcontractor, and indemnify us for any losses associated with its performance or non-performance of the contract obligations. Additionally, we maintain rights to access product source code and information needed to fulfill contract obligations if BlueCube fails to perform. In addition to the initial cash included in the transaction, there was approximately $5.3 million of unearned revenue that would be transferred to BlueCube. The cash for the unearned revenue would be transferred upon the assignment of customer contracts or the performance of obligations associated with legacy contracts. During 2006, $0.1 million was paid to BlueCube.

We have agreed to sublease a portion of our leased property to BlueCube. This sublease will expire concurrently with our operating lease on the property in January 2013. BlueCube has the right to early termination beginning on January 31, 2007, and must provide us with an 18-month notice that early termination will occur. To date, we have received no such notice from BlueCube. BlueCube paid aggregate lease payments of $1.4 million during 2006 to us. Aggregate future minimum lease payments under this sublease agreement are approximately $1.4 million for years 2007 through 2010, and a total of $3.0 million over the remaining 25 months of the lease. In conjunction with this sublease agreement, we and BlueCube entered into a right of refusal and option agreement pertaining to real property currently owned by us and adjacent to the property being subleased by BlueCube. Under this agreement, BlueCube has an option to purchase the real property at a stated value, which we believe is the fair value at the time of the split-off. BlueCube has the right of refusal if we obtain an offer to sell the real property to another party. The exercising of this right will result in BlueCube purchasing the real property at a price based on a formula and the third-party offer obtained by us. This agreement is subordinate to a right of first refusal with a third-party.

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving all related party transactions. Any financial transaction with any officer or director, or any immediate family member of any officer or director, would need to be approved by our audit committee prior to our company entering into such transaction. On an ongoing basis, all potential related party transactions are reported directly to the chairman of our audit committee. To assist us in identify any related party transactions, each year we submit and require our directors and officers to complete questionnaires identifying any transactions with us in which the directors or officers, or their immediate family members, have an interest.

In the transaction described above, our board of directors appointed a special committee to consider and evaluate the transaction and other alternatives to the transaction. The special committee was composed solely of independent and disinterested directors, and retained its own legal counsel and financial advisors to assist it in evaluating and negotiating the transaction. In addition, although not required by applicable law or regulation, our board of directors and the special committee conditioned the completion of the transaction upon the approval of our disinterested shareholders.

AUDIT COMMITTEE REPORT

Our audit committee is composed of independent directors as required by and in compliance with the rules of the SEC and NASDAQ. Our audit committee operates pursuant to a written charter adopted by our board of directors.

Our audit committee is responsible for overseeing our financial reporting process on behalf of our board of directors. Our management has the primary responsibility for our financial reporting process, principles and internal controls as well as preparation of our financial statements. Our independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

Our audit committee has reviewed and discussed our audited financial statements as of and for the year ended December 31, 2006 with management and the independent auditors. Our audit committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The independent auditors have provided to our audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence), as currently in effect, and our audit committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to us is compatible with maintaining the auditors’ independence. Our audit committee has concluded that the independent auditors are independent from us and our management.

Based on the reports and discussions described above, our audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

William A. Clement, Jr., Chairman

James S. Balloun

Michael Z. Kay

COMPENSATION COMMITTEE REPORT

Our compensation committee is responsible for: (i) setting our compensation philosophy and policies; (ii) review and approval of pay recommendations for our executive officers; and (iii) initiation of all compensation actions for our Chief Executive Officer. Our compensation committee operates pursuant to a written charter adopted by our board of directors.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with our management. Based upon such review and discussion, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Michael Z. Kay, Chairman

James S. Balloun

J. Alexander Douglas, Jr.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as our independent auditors for the fiscal year ended December 31, 2006 and has been selected to serve as our independent auditors for the 2007 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Principal Accountant Fees and Services.

The following table shows the aggregate fees for professional services rendered to us by our independent auditors, Deloitte & Touche, LLP, for the years ended December 31, 2006 and 2005. No fees were paid for tax services or any other services except as described below.

	2006	2005
Audit Fees (1)	$575,760	$511,200
Audit-Related Fees (2)	$8,500	$7,500
Total	$584,260	$518,700

(1)	Primarily includes fees related to audits of our financial statements; reviews of financial statements and disclosures in SEC filings; and comfort letters and consents.

(2)	Primarily includes fees related to accounting consultations and reviews of reports on Form 8-K.

Audit Committee Pre-Approval Policy

The services performed by our independent accountants in 2006 were pre-approved by our audit committee. Any requests for audit, audit-related, tax and other services must be submitted to our audit committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, is available to shareholders who make written request to our Investor Relations Department, 3925 Brookside Parkway, Alpharetta, Georgia 30022. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement and proxy for our 2008 annual meeting of shareholders, shareholder proposals must be submitted in writing to our Investor Relations Department, 3925 Brookside Parkway, Alpharetta, GA 30022 and received at this address by December 29, 2007. If we receive notice after March 13, 2008 of a shareholder’s intent to present a proposal at our 2008 annual meeting of shareholders, we will have the right to exercise discretionary voting authority with respect to any such proposal if presented at the 2008 annual meeting.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment of what is in our best interest.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RADSY1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

Vote on Directors	For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.
(1) To elect James S. Balloun, John H. Heyman and Donna A. Lee to serve until the 2010 Annual Meeting of Shareholders.	☐	☐	☐

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSAL AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints John H. Heyman and Alon Goren, or either of them, with power of substitution to each, as proxies of the undersigned to vote the common stock of the undersigned at the annual meeting of shareholders of RADIANT SYSTEMS, INC. to be held on June 6, 2007 at 10:00 a.m. at the offices of Radiant Systems, Inc. at the address shown above.

PLEASE COMPLETE THE REVERSE SIDE OF THIS PROXY AND RETURN THIS PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.